Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS THIRD QUARTER NET INCOME OF $1.1 BILLION

AND $1.90 DILUTED EPS

Expenses well controlled, deposits grew, capital levels strong

PITTSBURGH, Oct. 14, 2015 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.1 billion, or $1.90 per diluted common share, for the third quarter of 2015 compared with net income of $1.0 billion, or $1.88 per diluted common share, for the second quarter of 2015 and net income of $1.0 billion, or $1.79 per diluted common share, for the third quarter of 2014.

“PNC had a solid third quarter, our tenth consecutive quarter of $1 billion or more in net income, reflecting consistency without the benefit of higher interest rates,” said William S. Demchak, chairman, president and chief executive officer. “Expenses were down, deposits were up, and we continued to execute on our strategic priorities designed to deepen customer relationships and grow our diverse fee businesses.”

Income Statement Highlights

•	Third quarter earnings reflected a strong contribution of noninterest income to total revenue of 45 percent and well-controlled expenses.

•	Net interest income of $2.1 billion for the third quarter was relatively stable with the second quarter, increasing $10 million as higher core net interest income largely driven by an additional day in the quarter was offset by lower purchase accounting accretion.

•	Noninterest income of $1.7 billion for the third quarter decreased $101 million, or 6 percent, compared with the second quarter primarily due to higher second quarter gains on asset sales.

–	Fee income declined as higher service charges on deposits, corporate service fees and consumer service fees were more than offset by lower asset management revenue reflecting a second quarter trust settlement and equity market declines, and lower residential mortgage revenue.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 2

•	Noninterest expense of $2.4 billion decreased $14 million, or 1 percent, compared with the second quarter as PNC continued to focus on disciplined expense management.

•	Provision for credit losses was $81 million for the third quarter and $46 million in the second quarter. Overall credit quality remained relatively stable.

•	The effective tax rate was 20.0 percent for the third quarter reflecting tax benefits and additions to reserves, the largest components of which were a benefit of $75 million attributable to effectively settling acquired entity tax contingencies offset by additions to reserves of $10 million for various tax matters.

Balance Sheet Highlights

•	Loans declined $.2 billion to $205.0 billion at September 30, 2015 compared with June 30, 2015.

–	Total commercial lending increased $.4 billion as growth primarily in PNC’s real estate business was offset by the impact of ongoing capital and liquidity management activities.

–	Total consumer lending decreased $.6 billion, including runoff in the non-strategic consumer loan portfolio of $.5 billion.

•	Overall credit quality in the third quarter remained relatively stable with the second quarter.

–	Nonperforming assets of $2.5 billion at September 30, 2015 decreased $.1 billion, or 3 percent, compared with June 30, 2015.

–	Net charge-offs were $96 million for the third quarter compared with $67 million in the second quarter, which included elevated recoveries on commercial and commercial real estate loans.

•	Investment securities increased $6.7 billion, or 11 percent, in the third quarter to $68.1 billion at September 30, 2015, largely funded by deposit growth.

•	Deposits grew $5.3 billion, or 2 percent, compared with the second quarter due to higher demand, savings and money market deposits primarily driven by commercial deposit growth.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 84 percent at September 30, 2015.

•	PNC maintained a strong liquidity position.

–	The estimated Liquidity Coverage Ratio at September 30, 2015 exceeded 100 percent for both PNC and PNC Bank, N.A., above the minimum phased-in requirement of 80 percent in 2015, calculated as of month end.

•	PNC returned capital to shareholders through repurchases of 6.2 million common shares for $.6 billion during the third quarter and 5.9 million common shares for $.6 billion during the second quarter.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.6 percent at both September 30, 2015 and June 30, 2015, calculated using the regulatory capital methodology applicable to PNC during 2015.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.1 percent at September 30, 2015 and 10.0 percent at June 30, 2015 based on the standardized approach rules.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	3Q15	2Q15	3Q14

Net income	$1,073	$1,044	$1,038
Net income attributable to diluted common shares	$987	$987	$959
Diluted earnings per common share	$1.90	$1.88	$1.79
Average diluted common shares outstanding	520	525	537
Return on average assets	1.19%	1.19%	1.25%
Return on average common equity	9.61%	9.75%	9.52%
Book value per common share Period end	$81.42	$79.64	$76.71
Tangible book value per common share (non-GAAP) Period end	$63.37	$61.75	$59.24
Cash dividends declared per common share	$.51	$.51	$.48

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including reconciliations of tangible book value to book value per common share and business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Fee income refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage, and service charges on deposits. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change 3Q15 vs	Change 3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$2,062	$2,052	$2,104	–	(2)%
Noninterest income	1,713	1,814	1,737	(6)%	(1)%

Total revenue	$3,775	$3,866	$3,841	(2)%	(2)%

Total revenue for the third quarter of 2015 decreased $91 million compared with the second quarter driven by lower noninterest income reflecting the impact of higher second quarter gains on asset sales and lower asset management revenue related to a second quarter trust settlement and equity market declines. The decrease in noninterest income was partially offset by higher net interest income. Total revenue declined $66 million compared with third quarter 2014 due to lower net interest income and noninterest income.

Net interest income for the third quarter of 2015 increased $10 million compared with the second quarter and decreased $42 million compared with the third quarter of 2014. The increase over second quarter was attributable to higher core net interest income largely driven by an additional day in the quarter partially offset by lower purchase accounting accretion. In the comparison with third quarter 2014, growth in core net interest income was more than offset by lower purchase accounting

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 4

accretion. The increase in core net interest income reflected higher securities balances and loan growth partially offset by lower securities and loan yields.

The net interest margin was 2.67 percent for the third quarter of 2015 compared with 2.73 percent for the second quarter of 2015 and 2.98 percent for the third quarter of 2014. The decrease in the margin compared with the second quarter was primarily due to lower benefit from purchase accounting accretion. In the third quarter 2014 comparison, the margin declined as a result of increasing the company’s liquidity position, lower benefit from purchase accounting accretion, and lower loan and securities yields.

Noninterest Income				Change 3Q15 vs	Change 3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Asset management	$376	$416	$411	(10)%	(9)%
Consumer services	341	334	320	2%	7%
Corporate services	384	369	374	4%	3%
Residential mortgage	125	164	140	(24)%	(11)%
Service charges on deposits	172	156	179	10%	(4)%
Other, including net securities gains	315	375	313	(16)%	1%

	$1,713	$1,814	$1,737	(6)%	(1)%

Noninterest income for the third quarter of 2015 decreased $101 million compared with the second quarter. Asset management revenue declined $40 million attributable to a second quarter trust settlement and to equity market declines. Consumer service fees grew $7 million, including higher brokerage fees. Corporate service fees increased $15 million reflecting strong merger and acquisition advisory fees. Residential mortgage banking noninterest income decreased $39 million as a result of lower loan sales revenue and lower net hedging gains on mortgage servicing rights. Service charges on deposits grew $16 million in part from seasonally higher customer activity. Other noninterest income declined $60 million primarily due to lower gains on the sale of Visa Class B common shares of $43 million for the third quarter compared with $79 million in the second quarter as well as lower commercial mortgage loans held for sale revenue and net losses on sales of securities.

Noninterest income for the third quarter of 2015 decreased $24 million compared with the third quarter of 2014. Asset management revenue declined $35 million as a result of elevated third quarter 2014 revenue attributable to PNC’s investment in BlackRock partially offset by fee growth. Strong fee income growth from higher customer activity was reflected in higher consumer and corporate service fees. Residential mortgage banking noninterest income decreased primarily due to lower loan sales revenue. Other noninterest income for third quarter 2014 included gains on sales of Visa Class B common shares of $57 million.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change 3Q15 vs	Change 3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Personnel	$1,222	$1,200	$1,189	2%	3%
Occupancy	209	209	200	–	5%
Equipment	227	231	220	(2)%	3%
Marketing	64	67	66	(4)%	(3)%
Other	630	659	682	(4)%	(8)%

	$2,352	$2,366	$2,357	(1)%	–

Noninterest expense decreased in both comparisons as PNC continued to focus on disciplined expense management. The decline of $14 million compared with the second quarter was driven by a decrease in other expense reflecting lower expense related to third party services. Higher personnel expense included an increase in the cost of medical benefits.

Noninterest expense for the third quarter of 2015 declined $5 million compared with the third quarter of 2014 reflecting lower expense related to third party services and the impact of a change in application of historic tax credits in second quarter 2015 previously recorded as a reduction to income tax expense. Decreases were somewhat offset by investments in technology and business infrastructure and higher compensation costs associated with higher business activity.

The effective tax rate was 20.0 percent for the third quarter of 2015, 28.2 percent for the second quarter of 2015 and 27.4 percent for the third quarter of 2014. Income tax expense for third quarter 2015 reflected tax benefits and additions to reserves, the largest components of which were a benefit of $75 million attributable to effectively settling acquired entity tax contingencies offset by additions to reserves of $10 million for various tax matters. The higher second quarter effective tax rate largely resulted from historic tax credits recorded as reductions to the associated investment asset balances, while in prior periods these credits were recorded as a reduction of income tax expense.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $362.1 billion at September 30, 2015 compared with $353.9 billion at June 30, 2015 and $334.4 billion at September 30, 2014. Balance sheet growth of 2 percent compared with second quarter end was primarily reflected in higher investment securities balances and deposit growth. Assets grew 8 percent compared with September 30, 2014 as a result of higher investment securities, higher deposit balances maintained with the Federal Reserve Bank, and loan growth.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 6

Loans				Change	Change
				9/30/15 vs	9/30/15 vs
In billions	9/30/2015	6/30/2015	9/30/2014	6/30/15	9/30/14

Commercial lending	$131.2	$130.8	$124.1	–	6%
Consumer lending	73.8	74.4	76.8	(1)%	(4)%

Total loans	$205.0	$205.2	$200.9	–	2%

For the quarter ended:
Average loans	$204.8	$205.4	$199.8	–	3%

Total loans decreased $.2 billion as of September 30, 2015 compared with June 30, 2015. Commercial lending balances increased $.4 billion during the third quarter as growth primarily in PNC’s real estate business was offset by the impact of ongoing capital and liquidity management activities. Consumer lending declined $.6 billion reflecting runoff of $.5 billion in the non-strategic portfolio of residential mortgage and brokered home equity loans. Additionally, lower education loans were partially offset by growth in credit card loans. Average loans declined $.6 billion in the third quarter of 2015 compared with the second quarter driven by lower average consumer loans of $.7 billion partially offset by an increase in average commercial lending balances of $.1 billion. Third quarter 2015 period end and average loans increased $4.1 billion and $5.0 billion, respectively, compared with third quarter 2014 due to commercial and commercial real estate loan growth partially offset by lower consumer loans.

Investment Securities				Change	Change
				9/30/15 vs	9/30/15 vs
In billions	9/30/2015	6/30/2015	9/30/2014	6/30/15	9/30/14

At quarter end	$68.1	$61.4	$55.0	11%	24%
Average for the quarter ended	$62.1	$59.5	$54.4	4%	14%

Investment securities balances at September 30, 2015 increased $6.7 billion compared with June 30, 2015 and average balances for the third quarter increased $2.6 billion compared with the second quarter. Portfolio purchases were substantially funded by deposit growth and were primarily agency residential mortgage-backed securities and U.S. Treasury securities. Third quarter 2015 period end and average investment securities increased $13.1 billion and $7.7 billion, respectively, compared with third quarter 2014. The available for sale investment securities balance included a net unrealized pretax gain of $.9 billion at September 30, 2015 compared with $.8 billion at June 30, 2015 and $1.0 billion at September 30, 2014, representing the difference between fair value and amortized cost.

Interest-earning deposits with banks of $34.2 billion at September 30, 2015 increased $.3 billion compared with June 30, 2015. Balances averaged $37.3 billion during the third quarter of 2015, an increase of $4.9 billion over second quarter 2015. Third quarter 2015 period end and average interest-earning deposits with banks increased $8.0 billion and $15.2 billion, respectively, compared with third quarter 2014. Increases reflected higher balances maintained on deposit with the Federal

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 7

Reserve Bank in part due to regulatory short-term liquidity standards phased in starting January 1, 2015 and to deposit growth.

Other assets of $27.3 billion at September 30, 2015 increased $3.3 billion, or 14 percent, over June 30, 2015 due in part to an increase in trade date securities sales. An increase in trade date securities purchases contributed to a higher balance of other liabilities, which increased $4.0 billion at September 30, 2015 compared with June 30, 2015.

Deposits				Change	Change
				9/30/15 vs	9/30/15 vs
In billions	9/30/2015	6/30/2015	9/30/2014	6/30/15	9/30/14

Transaction deposits	$208.8	$205.3	$192.2	2%	9%
Other deposits	36.2	34.4	34.1	5%	6%

Total deposits	$245.0	$239.7	$226.3	2%	8%

For the quarter ended:
Average deposits	$243.4	$237.8	$223.8	2%	9%

Total deposits at September 30, 2015 grew $5.3 billion compared with June 30, 2015 due to higher demand, savings and money market deposits primarily driven by commercial deposit growth. Average deposits increased $5.6 billion in the third quarter of 2015 compared with the second quarter due to higher money market and demand deposits. Third quarter 2015 period end and average deposits increased $18.7 billion and $19.6 billion, respectively, compared with third quarter 2014 from overall strong growth in demand and money market deposits.

Borrowed Funds				Change	Change
				9/30/15 vs	9/30/15 vs
In billions	9/30/2015	6/30/2015	9/30/2014	6/30/15	9/30/14

At quarter end	$56.7	$58.3	$52.3	(3)%	8%
Average for the quarter ended	$57.5	$57.2	$49.3	1%	17%

Borrowed funds at September 30, 2015 decreased $1.6 billion compared with June 30, 2015 primarily from lower commercial paper balances partially offset by the issuance of senior bank notes in the third quarter, in part due to actions to enhance PNC’s funding structure in light of regulatory liquidity standards and a rating agency methodology change. Average borrowed funds increased $.3 billion in third quarter 2015 compared with the second quarter largely attributable to the full quarter impact of senior bank notes issued in the second quarter partially offset by lower commercial paper. Third quarter 2015 period end and average borrowed funds increased $4.4 billion and $8.2 billion, respectively, compared with third quarter 2014 due to higher bank borrowings and bank notes and senior debt partially offset by lower commercial paper.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 8

Capital
	9/30/2015 *	6/30/2015	9/30/2014

Common shareholders’ equity In billions	$41.5	$41.1	$40.5
Transitional Basel III common equity Tier 1 capital ratio	10.6%	10.6%	11.1%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.1%	10.0%	10.1%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity increased compared with second quarter end primarily due to growth in retained earnings partially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2015 and 2014. The Basel III standardized approach took effect on January 1, 2015. For 2014 PNC followed the methodology that became effective on January 1, 2014 for advanced approaches banks. The pro forma ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC repurchased 6.2 million common shares for $.6 billion during the third quarter of 2015 and 5.9 million common shares for $.6 billion during the second quarter under share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015. These programs include repurchases of up to $375 million related to stock issuances under employee benefit-related programs.

On October 1, 2015, the PNC board of directors declared a quarterly common stock cash dividend of 51 cents per share payable on November 5, 2015.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			9/30/15 vs	9/30/15 vs

In millions	9/30/2015	6/30/2015	9/30/2014	6/30/15	9/30/14

Nonperforming loans	$2,177	$2,252	$2,612	(3)%	(17)%
Nonperforming assets	$2,490	$2,578	$2,975	(3)%	(16)%
Accruing loans past due 90 days or more	$890	$914	$1,178	(3)%	(24)%
Net charge-offs	$96	$67	$82	43%	17%
Provision for credit losses	$81	$46	$55	76%	47%
Allowance for loan and lease losses	$3,237	$3,272	$3,406	(1)%	(5)%

Overall credit quality for the third quarter of 2015 remained relatively stable with the second quarter. Nonperforming assets at September 30, 2015 declined $88 million compared with June 30, 2015 driven by decreases in residential mortgage nonperforming loans of $58 million and home equity nonperforming loans of $28 million. Nonperforming assets declined $485 million from third quarter 2014 primarily due to improvements in the commercial real estate and residential mortgage

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 9

nonperforming loan portfolios. Nonperforming assets to total assets were .69 percent at September 30, 2015, down from .73 percent at June 30, 2015 and .89 percent at September 30, 2014.

Overall delinquencies increased $22 million, or 1 percent, as of September 30, 2015 compared with June 30, 2015. Accruing loans past due 90 days or more declined $24 million primarily from lower past due government insured residential real estate loans. Accruing loans past due 60 to 89 days increased $30 million, or 13 percent, and the 30 to 59 day category increased $16 million, or 3 percent, with both increases mainly driven by commercial real estate loans.

Net charge-offs for the third quarter of 2015 increased $29 million compared with the linked quarter reflecting elevated second quarter recoveries on commercial and commercial real estate loans. In the comparison with third quarter 2014, net charge-offs increased $14 million as higher commercial loan and residential real estate loan net charge-offs were somewhat offset by lower home equity loan net charge-offs. Net charge-offs for the third quarter of 2015 were .19 percent of average loans on an annualized basis compared with .13 percent for the second quarter and .16 percent for the third quarter of 2014.

Provision for credit losses for third quarter 2015 increased $35 million compared with the second quarter and $26 million compared with third quarter 2014 reflecting third quarter 2015 commercial and consumer loan reserve requirements.

The allowance for loan and lease losses at September 30, 2015 decreased $35 million compared with June 30, 2015 and $169 million compared with September 30, 2014. The allowance to total loans was 1.58 percent at September 30, 2015, 1.59 percent at June 30, 2015 and 1.70 percent at September 30, 2014. The allowance to nonperforming loans was 149 percent at September 30, 2015 compared with 145 percent at June 30, 2015 and 130 percent at September 30, 2014. These ratios will be impacted by the expected change in derecognition policies for purchased impaired loans that are pooled and accounted for as a single asset, as disclosed in PNC’s second quarter Form 10-Q. It is estimated that the implementation of this policy change in the fourth quarter of 2015 will reduce the purchased impaired loan recorded investment balance included in total loans and the associated allowance for loan losses balance each by approximately $475 million.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 10

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	3Q15	2Q15	3Q14

Retail Banking	$251	$241	$173
Corporate & Institutional Banking	502	508	549
Asset Management Group	44	62	46
Residential Mortgage Banking	(4)	19	12
Non-Strategic Assets Portfolio	68	56	82
Other, including BlackRock	212	158	176

Net income	$1,073	$1,044	$1,038

See accompanying notes in Consolidated Financial Highlights

Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. Enhancements were made to PNC’s funds transfer pricing methodology in the first quarter of 2015 primarily for costs related to new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory liquidity rules. These adjustments apply to business segment results prospectively beginning with the first quarter of 2015, primarily impacting two business segments with a benefit to Retail Banking earnings and a decrease in Corporate & Institutional Banking earnings.

Retail Banking				Change	Change
				3Q15 vs	3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$1,069	$1,045	$985	$24	$84
Noninterest income	$574	$590	$536	$(16)	$38
Provision for credit losses	$57	$45	$74	$12	$(17)
Noninterest expense	$1,190	$1,210	$1,175	$(20)	$15
Earnings	$251	$241	$173	$10	$78

In billions
Average loans	$63.8	$64.3	$65.7	$(.5)	$(1.9)
Average deposits	$146.2	$145.3	$137.2	$.9	$9.0

Retail Banking earnings for the third quarter of 2015 increased in both comparisons. Net interest income increased compared with the third quarter of 2014 as a result of the benefit from enhancements to PNC’s funds transfer pricing methodology in first quarter 2015. Noninterest income included gains on sales of Visa Class B common shares of $43 million in the third quarter of 2015, $79 million in the second quarter of 2015 and $57 million in the third quarter of 2014. Noninterest income, excluding the Visa gains, increased $20 million and $52 million over second quarter 2015 and third

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 11

quarter 2014, respectively. Higher customer initiated transactions contributed to the increases, as well as seasonally higher customer activity compared with the second quarter. Provision for credit losses declined compared with third quarter 2014 due to improved credit quality. Noninterest expense decreased compared with the second quarter primarily related to third party services and increased compared with third quarter 2014 mainly as a result of increased investments in technology and higher sales related compensation.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel sales strategies.

–	Approximately 53 percent of consumer customers used non-teller channels for the majority of their transactions during the third quarter of 2015 compared with 52 percent for the second quarter and 47 percent for the third quarter of 2014.

–	Deposit transactions via ATM and mobile channels increased to 45 percent of total deposit transactions in third quarter 2015 compared with 42 percent for the second quarter and 36 percent for the third quarter of 2014.

–	Integral to PNC’s retail branch transformation strategy, more than 300 branches operate under the universal model designed to drive higher ATM and mobile deposits and enhance sales opportunities for branch personnel. PNC had a network of 2,645 branches and 8,996 ATMs at September 30, 2015.

•	Average transaction deposits grew $1.2 billion, or 1 percent, over the second quarter and $9.6 billion, or 9 percent, over the third quarter of 2014 reflecting growth in money market and demand deposits. Average savings deposits increased $.3 billion over the second quarter and $1.9 billion over third quarter 2014, while average certificates of deposit decreased $.5 billion and $2.5 billion, respectively, due to net runoff of maturing accounts.

•	Average loans decreased slightly by 1 percent from the second quarter primarily driven by declines in home equity and education loans. Average loans decreased 3 percent compared with the third quarter of 2014 as growth in automobile and credit card loans was more than offset by lower home equity, education and commercial loans.

•	Net charge-offs for the third quarter of 2015 were $66 million compared with $86 million in the second quarter and $93 million in the third quarter of 2014. The decrease in both comparisons was primarily in the home equity and commercial loan portfolios.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 12

Corporate & Institutional Banking				Change	Change
				3Q15 vs	3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$887	$871	$922	$16	$(35)
Corporate service fees	$356	$341	$346	$15	$10
Other noninterest income	$120	$151	$118	$(31)	$2
Provision for credit losses (benefit)	$46	$20	$(4)	$26	$50
Noninterest expense	$533	$547	$528	$(14)	$5
Earnings	$502	$508	$549	$(6)	$(47)

In billions
Average loans	$116.2	$116.1	$108.7	$.1	$7.5
Average deposits	$83.1	$79.0	$74.4	$4.1	$8.7
Commercial loan servicing portfolio Quarter end	$441	$436	$363	$5	$78

Corporate & Institutional Banking earnings for the third quarter of 2015 decreased in both comparisons. Net interest income declined compared with the third quarter of 2014 reflecting enhancements to PNC’s funds transfer pricing methodology in the first quarter of 2015. Corporate service fees increased compared with the second quarter primarily due to higher merger and acquisition advisory fees. In the comparison with third quarter 2014, the increase in corporate service fees was driven by higher treasury management and equity capital markets advisory fees partially offset by lower merger and acquisition advisory fees. Other noninterest income decreased compared with the second quarter principally as a result of lower revenue associated with multifamily loans originated for sale to agencies. Provision for credit losses increased in both comparisons reflecting ongoing assessments of the portfolio, and loan growth compared with third quarter 2014. Noninterest expense decreased compared with the second quarter primarily due to lower asset writedowns.

•	Average loans were stable with the second quarter as growth primarily in the real estate business was offset by the impact of ongoing capital and liquidity management activities. Average loans increased 7 percent over the third quarter of 2014 due to growth in commercial lending in PNC’s corporate banking, real estate and business credit businesses.

•	Average deposits increased 5 percent over the second quarter and 12 percent over the third quarter of 2014 driven by business growth and inflows into demand, money market and certificates of deposit products. The increase compared with the second quarter also reflected seasonal demand deposit growth.

•	Net charge-offs in the third quarter of 2015 were $26 million compared with net recovery positions of $19 million in the second quarter and $7 million in the third quarter of 2014.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 13

Asset Management Group				Change	Change
				3Q15 vs	3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$71	$71	$72	–	$(1)
Noninterest income	$207	$243	$205	$(36)	$2
Provision for credit losses (benefit)	$(2)	$1	$(4)	$(3)	$2
Noninterest expense	$211	$215	$209	$(4)	$2
Earnings	$44	$62	$46	$(18)	$(2)

In billions
Client assets under administration Quarter end	$256	$262	$259	$(6)	$(3)
Average loans	$7.4	$7.5	$7.3	$(.1)	$.1
Average deposits	$11.3	$10.9	$9.7	$.4	$1.6

Asset Management Group earnings for the third quarter of 2015 decreased in both comparisons. Noninterest income declined compared with the linked quarter as a result of a second quarter trust settlement and declines in the equity markets. Noninterest expense was well controlled. The increase compared with third quarter 2014 was primarily due to higher compensation costs related to business growth, and investments in technology.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence in high opportunity markets. Its business strategies primarily focus on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

•	Client assets under administration at September 30, 2015 included discretionary client assets under management of $132 billion and nondiscretionary client assets under administration of $124 billion.

–	Discretionary client assets under management decreased $2 billion compared with June 30, 2015 primarily attributable to weaker equity markets, and were stable with September 30, 2014.

Residential Mortgage Banking				Change	Change
				3Q15 vs	3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$31	$30	$38	$1	$(7)
Noninterest income	$135	$176	$147	$(41)	$(12)
Provision for credit losses (benefit)	$2	$(2)	$(1)	$4	$3
Noninterest expense	$171	$178	$168	$(7)	$3
Earnings (loss)	$(4)	$19	$12	$(23)	$(16)

In billions
Residential mortgage servicing portfolio Quarter end	$122	$115	$111	$7	$11
Loan origination volume	$2.7	$2.9	$2.6	$(.2)	$.1

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 14

Residential Mortgage Banking earnings for the third quarter of 2015 declined in both comparisons. Noninterest income decreased compared with the second quarter as a result of lower loan sales revenue and lower net hedging gains on residential mortgage servicing rights. Noninterest income declined compared with third quarter 2014 due to lower loan sales revenue. Noninterest expense decreased compared with the second quarter primarily from lower legal accruals and increased compared with the third quarter of 2014 due to origination expenses on higher loan origination volumes.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in the bank footprint markets.

•	Loan origination volume in the third quarter of 2015 decreased 6 percent compared with the second quarter and increased 5 percent compared with the third quarter of 2014. Approximately 55 percent of third quarter 2015 origination volume was for home purchase transactions compared with 50 percent in both the linked quarter and third quarter of 2014.

•	Loan servicing acquisitions were $9.5 billion in the third quarter of 2015, $6.2 billion in the second quarter and $2.5 billion in the third quarter of 2014.

Non-Strategic Assets Portfolio				Change	Change
				3Q15 vs	3Q15 vs
In millions	3Q15	2Q15	3Q14	2Q15	3Q14

Net interest income	$90	$100	$146	$(10)	$(56)
Noninterest income	$16	$9	$6	$7	$10
Provision for credit losses (benefit)	$(25)	$(5)	$(8)	$(20)	$(17)
Noninterest expense	$23	$26	$30	$(3)	$(7)
Earnings	$68	$56	$82	$12	$(14)

In billions
Average loans	$7.2	$7.6	$9.0	$(.4)	$(1.8)

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk.

•	Provision for credit losses was a higher benefit in third quarter 2015 driven by improved cash flows on consumer impaired loans.

•	Charge-offs were in net recovery positions of $1 million for the third quarter of 2015, $7 million for the second quarter of 2015 and $6 million for the third quarter of 2014.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 15

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 950-1454 or (416) 981-9036 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2015 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21775593 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2015	June 30 2015	September 30 2014	September 30 2015	September 30 2014
Revenue
Net interest income	$2,062	$2,052	$2,104	$6,186	$6,428
Noninterest income	1,713	1,814	1,737	5,186	5,000

Total revenue	3,775	3,866	3,841	11,372	11,428
Noninterest expense	2,352	2,366	2,357	7,067	6,949

Pretax, pre-provision earnings (a)	1,423	1,500	1,484	4,305	4,479
Provision for credit losses	81	46	55	181	221

Income before income taxes and noncontrolling interests	$1,342	$1,454	$1,429	$4,124	$4,258
Net income (b)	$1,073	$1,044	$1,038	$3,121	$3,150
Less:
Net income (loss) attributable to noncontrolling interests	18	4	1	23	2
Preferred stock dividends and discount accretion and redemptions (c)	64	48	71	182	189

Net income attributable to common shareholders	$991	$992	$966	$2,916	$2,959
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares			3	2	9
Impact of BlackRock earnings per share dilution	4	5	4	14	13

Net income attributable to diluted common shares	$987	$987	$959	$2,900	$2,937
Diluted earnings per common share	$1.90	$1.88	$1.79	$5.52	$5.45
Cash dividends declared per common share	$.51	$.51	$.48	$1.50	$1.40
Effective tax rate (d)	20.0%	28.2%	27.4%	24.3%	26.0%

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 17 for a reconciliation of business segment income to net income.
(c)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.
(d)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Nine months ended
Dollars in millions	September 30 2015	June 30 2015	September 30 2014	September 30 2015	September 30 2014
Net Interest Income
Core net interest income (a)	$1,972	$1,941	$1,957	$5,857	$5,971
Total purchase accounting accretion
Scheduled accretion net of contractual interest	71	83	116	249	362
Excess cash recoveries	19	28	31	80	95

Total purchase accounting accretion	90	111	147	329	457

Total net interest income	$2,062	$2,052	$2,104	$6,186	$6,428

Net Interest Margin
Core net interest margin (b)	2.57%	2.59%	2.78%	2.60%	2.91%
Purchase accounting accretion impact on net interest margin	.10	.14	.20	.14	.21

Net interest margin	2.67%	2.73%	2.98%	2.74%	3.12%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2015	June 30 2015	September 30 2014	September 30 2015	September 30 2014
PERFORMANCE RATIOS
Net interest margin (a)	2.67%	2.73%	2.98%	2.74%	3.12%
Noninterest income to total revenue	45	47	45	46	44
Efficiency (b)	62	61	61	62	61
Return on:
Average common shareholders’ equity	9.61	9.75	9.52	9.56	9.99
Average assets	1.19	1.19	1.25	1.18	1.30
BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions
Retail Banking	$251	$241	$173	$694	$556
Corporate & Institutional Banking	502	508	549	1,492	1,542
Asset Management Group	44	62	46	143	136
Residential Mortgage Banking	(4)	19	12	43	44
Non-Strategic Assets Portfolio	68	56	82	205	291
Other, including BlackRock (d) (e)	212	158	176	544	581

Total net income	$1,073	$1,044	$1,038	$3,121	$3,150

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014 were $50 million, $49 million and $47 million, respectively. The taxable-equivalent adjustments to net interest income for the first nine months of 2015 and 2014 were $148 million and $140 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. In the first quarter of 2015, enhancements were made to PNC’s funds transfer pricing methodology primarily for costs related to the new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory rules for liquidity purposes. These adjustments apply to business segment results, predominantly in Retail Banking and Corporate & Institutional Banking, prospectively beginning with the first quarter of 2015. Prior periods have not been adjusted due to the impracticability of estimating the impact of the change for prior periods.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2015 Form 10-Q will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2015	June 30 2015	September 30 2014
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$362,125	$353,945	$334,424
Loans (a) (b)	204,983	205,153	200,872
Allowance for loan and lease losses (a)	3,237	3,272	3,406
Interest-earning deposits with banks (a)	34,224	33,969	26,247
Investment securities	68,066	61,362	55,039
Loans held for sale (b)	2,060	2,357	2,143
Goodwill	9,103	9,103	9,074
Mortgage servicing rights	1,467	1,558	1,510
Equity investments (a) (c)	10,497	10,531	10,763
Other assets (a) (b)	27,285	24,032	23,123

Noninterest-bearing deposits	78,239	77,369	72,963
Interest-bearing deposits	166,740	162,335	153,341
Total deposits	244,979	239,704	226,304
Transaction deposits	208,768	205,296	192,222
Borrowed funds (a) (b)	56,663	58,276	52,327
Shareholders’ equity	44,948	44,515	44,481
Common shareholders’ equity	41,498	41,066	40,536
Accumulated other comprehensive income	615	379	727

Book value per common share	$81.42	$79.64	$76.71
Tangible book value per common share (Non-GAAP) (d)	$63.37	$61.75	$59.24
Period end common shares outstanding (millions)	510	516	528
Loans to deposits	84%	86%	89%

CLIENT ASSETS (billions)
Discretionary client assets under management	$132	$134	$132
Nondiscretionary client assets under administration	124	128	127

Total client assets under administration	256	262	259
Brokerage account client assets	42	44	43

Total client assets	$298	$306	$302

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.6%	10.6%	11.1%
Tier 1 risk-based	12.0	12.0	12.8
Total capital risk-based	14.8	14.9	16.1
Leverage	10.2	10.3	11.1

Pro forma Fully Phased-In Basel III (e)
Common equity Tier 1	10.1%	10.0%	10.1%

Common shareholders’ equity to assets	11.5%	11.6%	12.1%

ASSET QUALITY
Nonperforming loans to total loans	1.06%	1.10%	1.30%
Nonperforming assets to total loans, OREO and foreclosed assets	1.21	1.25	1.48
Nonperforming assets to total assets	.69	.73	.89
Net charge-offs to average loans (for the three months ended) (annualized)	.19	.13	.16
Allowance for loan and lease losses to total loans (g)	1.58	1.59	1.70
Allowance for loan and lease losses to nonperforming loans (h) (i)	149%	145%	130%
Accruing loans past due 90 days or more (in millions)	$890	$914	$1,178

(a)	Amounts include consolidated variable interest entities. Our second quarter 2015 Form 10-Q included, and our third quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2015 Form 10-Q included, and our third quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 20 for additional information.
(e)	The ratios as of September 30, 2015 are estimated. See Capital Ratios discussion on pages 19-20 and in the Banking Regulation and Supervision section of Item 1 Business in our 2014 Form 10-K and in the Consolidated Balance Sheet Review section in our second quarter 2015 Form 10-Q. Our third quarter 2015 Form 10-Q will include additional discussion on these capital ratios.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(g)	This ratio will be impacted by the expected change in derecognition policies for purchased impaired loans that are pooled and accounted for as a single asset. It is estimated that the implementation of this policy change in the fourth quarter of 2015 will reduce the purchased impaired loan recorded investment balance included in total loans and associated allowance for loan and lease losses balance each by approximately $475 million. Our second quarter 2015 Form 10-Q included, and our third quarter 2015 Form 10-Q will include, additional discussion on this policy change.
(h)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(i)	In this ratio, the allowance for loan and lease losses will be impacted by the expected fourth quarter of 2015 change in derecognition policies for purchased impaired loans that are pooled and accounted for as a single asset. See footnote (g) for additional information on this policy change.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based ratios in 2015 are calculated using the standardized approach, effective January 1, 2015, for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2015). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2015 and, for the risk-based ratios, standardized approach risk-weighted assets as the 2015 Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

PNC’s regulatory risk-based capital ratios in 2014 were based on the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions were phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the 2014 capital ratios calculated using these phased-in Basel III provisions and Basel I risk-weighted assets as the 2014 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated 2015 and 2014 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2015 Transitional Basel III		2014 Transitional Basel III	Pro forma Fully Phased-In Basel III
Dollars in millions	September 30 2015	June 30 2015	September 30 2014	September 30 2015	June 30 2015	September 30 2014
Common stock, related surplus and retained earnings, net of treasury stock	$40,883	$40,688	$39,808	$40,883	$40,688	$39,808
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,986)	(8,999)	(8,914)	(9,197)	(9,223)	(9,234)
Basel III total threshold deductions	(448)	(430)	(214)	(1,145)	(1,159)	(1,067)
Accumulated other comprehensive income (a)	63	22	100	158	53	501
All other adjustments	(120)	(101)	(28)	(171)	(148)	(93)

Estimated Basel III Common equity Tier 1 capital	$31,392	$31,180	$30,752	$30,528	$30,211	$29,915
Estimated Basel I risk-weighted assets calculated in accordance with transition rules (b)	N/A	N/A	$277,348	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (c)	$295,656	$293,862	N/A	$303,753	$301,688	$295,665
Estimated Basel III advanced approaches risk-weighted assets (d)	N/A	N/A	N/A	$285,482	$286,277	$289,405
Estimated Basel III Common equity Tier 1 capital ratio	10.6%	10.6%	11.1%	10.1%	10.0%	10.1%
Risk weight and associated rules utilized	Standardized (with 2015 transition adjustments)		Basel I (with 2014 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Includes credit and market risk-weighted assets.
(c)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(d)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 20

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

	September 30	June 30	September 30
Dollars in millions, except per share data	2015	2015	2014
Book value per common share	$81.42	$79.64	$76.71
Tangible book value per common share
Common shareholders’ equity	$41,498	$41,066	$40,536
Goodwill and Other Intangible Assets (a)	(9,510)	(9,538)	(9,559)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	313	315	325

Tangible common shareholders’ equity	$32,301	$31,843	$31,302
Period-end common shares outstanding (in millions)	510	516	528
Tangible book value per common share (Non-GAAP)	$63.37	$61.75	$59.24

(a)	Excludes the impact from mortgage servicing rights of $1.5 billion at September 30, 2015, $1.6 billion at June 30, 2015, and $1.5 billion at September 30, 2014.

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 2.5 percent in the second half of 2015, boosted by lower oil/energy prices and solid job gains, and that short-term interest rates and bond yields will rise slowly during the remainder of 2015. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Third Quarter Net Income of $1.1 Billion and $1.90 Diluted EPS – Page 22

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2014 Form 10-K and our 2015 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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